AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULE 498A and THE TAILORED SHAREHOLDER REPORTS RULE

This Amendment (the “Amendment”) is entered into as of September 1, 2024 (the “Effective Date”), by and among Transamerica Life Insurance Company (formerly Transamerica Advisors Life Insurance Company) (the “Company”), on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), BlackRock Variable Series Funds, Inc. and BlackRock Variable Series Funds II, Inc. (each, a “Trust” and together, the “Trusts”), and BlackRock Investments, LLC (the “Underwriter”).

RECITALS

WHEREAS, Transamerica Advisors Life Insurance Company (formerly Merrill Lynch Life Insurance Company) (“TALIC”) was merged into the Company effective July 1, 2019;

WHEREAS, the Company entered into a participation agreement with the Trusts dated October 3, 1995; and TALIC entered into three separate participation agreements with the Trusts dated April 21, 1997, June 5, 1998, and June 17, 1999 (collectively, the “Participation Agreement”);

WHEREAS, the parties agree that BlackRock Variable Series Funds II, shall be added as a party to the Participation Agreement and all references therein to the Trust shall be deemed to include each of BlackRock Variable Series Funds, Inc. and BlackRock Variable Series Funds II, Inc.;

WHEREAS, pursuant to the Participation Agreement among the Company and each Trust, the Company invests in shares of certain of the portfolios of the Trusts (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Company and the Trusts desire to amend the Participation Agreement to add BlackRock Investments, LLC (the “Underwriter” and together with the Company and each Trust, the “Parties”) as party in order to facilitate the terms of this Amendment;

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Portfolio shareholder reports to Contract Owners;

WHEREAS, each Trust has certain obligations pursuant to the Tailored Shareholder Reports Rule (the “TSR Rule”) to transmit annual and semi-annual reports to shareholders, to make such reports and other information accessible on a website, and to provide such reports to shareholders free of charge in paper or electronic form upon request;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act [“Rule 498A”]) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with the TSR Rule and Rule 498A unless each Trust prepares and provides the Fund Documents that are specified in the TSR Rule and Rule 498A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Trusts, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents and Tailored Shareholder Reports; Website Posting.

(a)

Fund Documents and Tailored Shareholder Reports. The Trusts (and Underwriter) are responsible for preparing and providing the Tailored Shareholder Reports specified in the TSR Rule (“Tailored Shareholder Reports”), and the following “Fund Documents,” as specified in Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios;

(iv)	Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together the “Shareholder Reports”);

(v)	Complete Portfolio Holdings from Shareholder Reports Containing a Summary Schedule of Investments, as applicable; and

(vi)	Portfolio Holdings for Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”.

(b)

Deadline for Providing, and Current-ness of, Fund Documents and Tailored Shareholder Reports. The Trusts and the Underwriter shall provide the Fund Documents and Tailored Shareholder Reports to the Company, or its designee, on a timely basis to facilitate the required website posting, and provide updated versions as necessary, in order to facilitate a continuous offering of the securities and the Contracts.

(c)

Format of Fund Documents and Tailored Shareholder Reports. The Trusts and the Underwriter shall provide the Fund Documents and Tailored Shareholder Reports to the Company, or its designee, in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	Are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph Rule 498A);

(ii)

Permit persons accessing the Tailored Shareholder Reports and the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such a document and the section of the document referenced in that section heading, and to immediately access information available online that is referenced in Tailored Shareholder Reports (that is, these documents must include linking, in accordance with the TSR Rule and with Rule 498A); and

(iii)

Permit persons accessing the Tailored Shareholder Reports and Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of the TSR Rule as well as Rule 498A.

(d)

Website Hosting. The Company shall host and maintain the Tailored Shareholder Reports in addition to the Fund Documents required by Rule 498A, so that both Tailored Shareholder Reports and Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in the TSR Rule and Rule 498A, provided that the Trusts and Underwriter fulfill their obligations under this Amendment. The Company may engage a third party to host and maintain the website as specified above.

(e)	Use of Summary Prospectuses.

(i)	The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with Rule 498A; and

(ii)	The Trusts and Underwriter shall ensure that a Summary Prospectus is used for the Portfolios, in accordance with Rule 498A.

(f)	Use of Tailored Shareholder Reports.

(i)

The Company shall ensure that Tailored Shareholder Reports will be delivered as required by the TSR Rule for each currently offered Variable Contract described under the related registration statement; and

(ii)	The Trusts and Underwriter shall ensure that Tailored Shareholder Reports are used for the Portfolios, in accordance with the TSR Rule.

(g)

Website Hosting and TSR Delivery Fee (Expense Allocation). The Underwriter (and/or the Trusts) shall bear the costs of posting, maintaining and managing the Tailored Shareholder Reports on the website hosted by the Company and the costs of preparing and mailing the Tailored Shareholder Reports to Contract Owners through the payment of a semi-annual Website Hosting and TSR Delivery Fee to the Company.

(i)

Amount of Fee. The Website Hosting and TSR Delivery Fee shall be based on the number of Portfolios invested in by Contract Owners. The Website Hosting and TSR Delivery Fee shall be subject to an aggregate annual cap of $600 with respect to each Portfolio.

(ii)	Payment of Fee. The Trusts (and/or the Underwriter) shall pay the Website Hosting and TSR Delivery Fee to the Company, in full, within 30 business days after the end of the semi-annual period.

(iii)

Review and Renegotiation. From time to time, the Parties shall review the Website Hosting and TSR Delivery Fee to determine whether it reasonably approximates the Company’s incurred and anticipated costs (both internal costs and external costs) of posting and maintaining the Tailored Shareholder Reports on the website hosted by the Company and mailing Tailored Shareholder Reports to Contract Owners. The Parties agree to negotiate in good faith any change to the Website Hosting and TSR Delivery Fee proposed by a Party.

2.

Content of Fund Documents and Tailored Shareholder Reports. The Trusts and the Underwriter shall be responsible for the content and substance of the Fund Documents and Tailored Shareholder Reports as provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents and Tailored Shareholder Reports. The Trusts and the Underwriter shall take prompt action to correct noncompliance with Rule 498A and the TSR Rule upon discovery. Without limiting the generality of the foregoing in any manner, the Trusts and the Underwriter shall be responsible for ensuring that the Fund Documents and Tailored Shareholder Reports as provided to the Company:

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b)

Do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Fund Documents and Tailored Shareholder Reports for Paper Delivery. The Trusts and the Underwriter shall:

(a)

At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents and Tailored Shareholder Reports, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners. Such Company requests shall be fulfilled reasonably promptly.

(b)

Alternatively, if requested by the Company in lieu thereof, the Trust or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents and Tailored Shareholder Reports as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Trusts.

(c)

The Trusts (and/or the Underwriter) shall reimburse the Company for the costs of mailing the Fund Documents to Contract Owners. This reimbursement is in addition to, and not part of or in lieu of, the Website Hosting and TSR Delivery Fee specified above.

4.

Portfolio Expense and Performance Data. The Trusts shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Trusts shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), but in no event later than 45 calendar days after the close of each Portfolio’s fiscal year:

(a)

The gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6);

(b)

The net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, (ii) Instruction 4 to Item 17 of Form N-4, (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Trust); and

(c)

The “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

5.	Construction of this Amendment; Participation Agreement.

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on the TSR Rule and Rule 498A, and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)

To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights, and obligations of the Parties under and pursuant to this Amendment.

6.	Termination. This Amendment shall terminate upon the earlier of:

(a)	Termination of the Participation Agreement; or

(b)	60 days written notice from any Party to the other Parties.

7.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the Effective Date.

The Company:

TRANSAMERICA LIFE INSURANCE COMPANY

By: /s/ Ben Wadsley

Name: Ben Wadsley

Title: Head of Product and Pricing

The Trusts:

BLACKROCK VARIABLE SERIES FUNDS, INC., on behalf of each of its series

By: /s/ Jennifer McGovern

Name: Jennifer McGovern

Title: Vice President

BLACKROCK VARIABLE SERIES FUNDS II, INC., on behalf of each of its series

By: /s/ Jennifer McGovern

Name: Jennifer McGovern

Title: Vice President

The Underwriter:

BLACKROCK INVESTMENTS, LLC

By: /s/ Ariana Brown

Name: Ariana Brown

Title: Director